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                                                                    EXHIBIT 99.1

                          [CORT BUSINESS SERVICES LOGO]

PRESS RELEASE
FOR IMMEDIATE RELEASE


                                                   For more information contact:
                                                            Frances Ann Ziemniak
                                                  Executive Vice President & CFO
                                                                  (703) 968-8524

                       CORT BUSINESS SERVICES CORPORATION
                         ANNOUNCES FIRST QUARTER RESULTS


Fairfax, VA, April 21, 1999 --- CORT Business Services Corporation (NYSE: CBZ) today reported revenue and earnings for the first quarter ended March 31, 1999.

Revenues for the quarter rose 14.5% to $86.4 million compared to $75.4 million for the first quarter of 1998. Operating earnings rose 6.2% to $13.4 million. Net income for the quarter was $6.9 million or $0.51 per share. These results represent an 11.3% increase over net income of $6.2 million for the first quarter of 1998, and a 10.9% increase over earnings per share of $0.46 for the same quarter last year.

Commenting on CORT's results for the first quarter, Paul N. Arnold, President and Chief Executive Officer, said, "I am pleased with the Company's overall performance. We continue to integrate acquisitions and to make the investments necessary to strengthen our business while delivering increased earnings. In particular, I'd like to note that our trade show division, which expanded significantly through acquisition late in 1998, performed well in this, its busiest, quarter.

"Rental revenues grew 14.3% while sales revenues increased 15.4% compared to last year. Despite a strong quarter overall, we were disappointed by core rental revenue growth. Core growth, which is growth before the impact of acquisitions and trade show operations, increased about 2%. Improving this measure is an important objective for us, and I am confident that we are taking the right steps to achieve that.

"Gross margins declined slightly during the quarter compared to the year-earlier period as a result of lower sales margins as we acted aggressively to reduce the Company's level of idle inventory," Mr. Arnold said.

"For the first quarter of 1999, selling, general and administrative expenses increased as a percentage of revenue as a result of continuing investments in personnel, facilities, and the development of an effective Internet business channel. The operating margin for the first quarter was approximately 15.5% compared to 16.7% for the same quarter last year.
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"Earlier this month we completed two small transactions with Aaron Rents that we expect will make modest but positive improvements to our profitability going forward. We acquired from Aaron their furniture rental contracts in the New Orleans market and sold to them our furniture rental contracts and real estate leases in the Birmingham, Alabama market," said Mr. Arnold.

On another matter, CORT also announced today that it has been informed by the investor group with whom it has signed a merger agreement that the investor group has received commitment and highly confident letters for the debt financing required to complete the transaction. The transaction was announced on March 26, 1999, and the investor group includes the private investment firm Bruckmann, Rosser, Sherrill & Co., Inc. and members of the Company's management team. The Company continues to expect that the transaction will be completed by the end of the second quarter of 1999.

CORT Business Services Corporation is the leading provider of rental furniture, accessories and related services in the "rent-to-rent" segment of the furniture industry. CORT provides quality products and services to corporate and individual customers to meet their temporary furniture needs, including those for office, residential and trade show furnishings. The Company operates 119 rental showrooms, 83 furniture clearance centers and 75 warehouses in 34 states and the District of Columbia.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, acquisitions, additional financing requirements, development of new products and services, the effect of competitive products or pricing, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


                                 (table follows)
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                       CORT BUSINESS SERVICES CORPORATION
                              RESULTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                       THREE MONTHS ENDED
                                                                                              MARCH 31,

                                                                                           1999                1998
                                                                                           ----                ----
Furniture rental                                                                        $71,795             $62,814
Furniture sales                                                                          14,569              12,629
                                                                                         ------              ------
             Total revenue                                                               86,364              75,443

Cost of furniture rental & sales                                                         21,718              18,702
Selling, general & administrative expenses                                               51,292              44,166
                                                                                         ------              ------

            Operating earnings                                                           13,354              12,575

Interest expense                                                                          1,421               1,967
Income tax expense                                                                        5,040               4,417
                                                                                          -----               -----


              Net income                                                                  6,893               6,191
                                                                                          -----               -----
Earnings per common share:
                       Basic                                                              $0.53               $0.48
                       Diluted                                                            $0.51               $0.46
                                                                                          =====               =====
Shares used in per share computations:
                       Basic                                                             13,087              12,924
                       Diluted                                                           13,394              13,472
                                                                                         ======              ======


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